Exhibit 8.2

August 3, 2009	+1 617 526 6000 (t)
+1 617 526 5000 (f)
wilmerhale.com

CuraGen Corporation
322 East Main Street
Branford, Connecticut 06405

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, which includes the Proxy Statement and Prospectus relating to the Agreement and Plan of Merger dated as of May 28, 2009 (the “Merger Agreement”), by and among Celldex Therapeutics, Inc., a Delaware corporation (“Celldex”), Cottrell Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Celldex, and CuraGen Corporation, a Delaware corporation (“Company”).  Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the exhibits thereto.

We are of the opinion that the discussion in the Registration Statement under the caption “Material United States Federal Income Tax Consequences of the Merger,” subject to the qualifications and limitations set forth therein, and insofar as it summarizes the United States federal income tax consequences of the Merger to Company shareholders, is accurate in all material respects.

This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement.  It may not be relied upon for any other purpose or by any other person or entity other than your shareholders without our prior written consent.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name in the Registration Statement in connection with references to this opinion and the tax consequences of the Merger.  In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

WILMER CUTLER PICKERING
HALE AND DORR LLP

By:	/s/ Kimberly B. Wethly
Kimberly B. Wethly, Partner

Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109

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